Exhibit 99.1

Flexsteel Announces Tentative Agreements for Dubuque Manufacturing

DUBUQUE, Iowa--(BUSINESS WIRE)--May 12, 2017--Flexsteel Industries, Inc. (NASDAQ:FLXS) announced today that it has tentatively agreed to terms under three agreements related to maintaining employment and manufacturing operations in Dubuque, Iowa:

  A Development Agreement with the City of Dubuque requiring construction of a $25 million manufacturing facility
  An Agreement to purchase land for $1.3 million from Dubuque County for the new facility
  Redevelopment Investment Agreement with Dubuque Initiatives for demolition of the current Dubuque manufacturing facility and preparing the site for light industrial use

The Agreements will be considered for approval in a series of separate meetings, the first of which is scheduled on Monday, May 15, 2017, by the City Council of the City of Dubuque and Board of Supervisors of Dubuque.

The projects are contingent upon the approval of development assistance programs being considered by other entities. Typical program funds include tax benefits, training assistance, and redevelopment assistance.

Flexsteel thanks the employees of our Dubuque Operations for their cooperation and patience throughout this process. Additionally, we thank the City of Dubuque, Dubuque County, Greater Dubuque Development Corporation, Dubuque Initiatives and the Iowa Economic Development Authority for their active involvement in reaching these agreements.

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer